Exhibit 99(j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our reports dated February 26, 2016 relating to the financial statements of AllianceBernstein Income Fund, Inc. for the fiscal period ended December 31, 2015, which are incorporated by reference in this Post-Effective Amendment No. 147 to the Registration Statement (Form N-1A No. 2-48227) of AB Bond Fund, Inc.


                                                         /s/ ERNST & YOUNG LLP


New York, New York
April 21, 2016